UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Molecular Templates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MOLECULAR TEMPLATES, INC.

9301 Amberglen Blvd., Suite 100

Austin, TX 78729

(512) 869-1555

Notice of Adjournment of Special Meeting of Stockholders

Dear Stockholder:

The Special Meeting of Stockholders (the “Special Meeting”) for Molecular Templates, Inc. (the “Company”) held on November 26, 2024, has been adjourned to December 4, 2024 at 10:00 a.m., Eastern Time, to be held virtually via live webcast on the Internet. The close of business on October 15, 2024 will continue to be the record date for the determination of stockholders of the Company entitled to vote at the Special Meeting.

The Proxy Statement we sent you in October 2024 contains important information regarding the proposal to approve the dissolution of the Company and the Plan of Liquidation and Dissolution that all stockholders are being asked to consider. A copy of the Proxy Statement may be viewed or downloaded by following the instructions at www.proxyvote.com. If you have any questions regarding the proposals, or need assistance with voting, you may call Alliance Advisors LLC, the Company’s proxy solicitor, toll-free at 1-973-873-7700.

If you are the record holder of your shares, you may vote in one of four ways. You may submit a proxy to vote over the Internet, by telephone, or by mail or you may vote at the Special Meeting.

You may submit a proxy to vote over the Internet or by telephone: Follow the instructions on the proxy card to vote by Internet or telephone.

You may submit a proxy to vote by mail: If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card.

You may vote during the meeting: To vote during the live webcast of the special meeting, you must first register at https://web.viewproxy.com/mtem/2024. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the special meeting and to submit questions during the special meeting. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email.

Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Eastern Time on December 3, 2024 and mailed proxy cards must be received by December 3, 2024 in order to be counted at the Special Meeting. If the Special Meeting is adjourned or postponed, these deadlines may be extended.

Thank you for your prompt attention to this matter and your continued confidence in Molecular Templates, Inc. If you have already voted, we appreciate your participation, and you may disregard this notice.

Sincerely,

Harold E. “Bary” Selick, Ph.D.

Chairman of the Board of Directors

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